Exhibit 99.2

FUND REIT III, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma combined consolidated financial statements represent the pro forma effects of the transactions described below. This pro forma information should be read in conjunction with Management’s Discussion and Analysis of Financial Conditions and Results of Operations and the financial statements and notes of the Company included in the Company’s Form 10-K Annual Report for the year ended December 31, 2020, as filed with the SEC on March 31, 2021.

Courtyard by Marriott – Aurora Acquisition

On February 4, 2021, the Company acquired a Courtyard by Marriott hotel in Aurora, Colorado (the “Aurora Property”) for an aggregate purchase price of $27.9 million, exclusive of closing costs and typical hotel closing date adjustments. The Aurora Property is comprised of 4-story structure built in 2019 and has 141 guest rooms. The Company funded the purchase with available cash, a $15 million mortgage loan, and the issuance of approximately $11.0 million in Series T LP Units of the Operating Partnership. The unaudited pro forma combined consolidated financial information is based on the historical financial information of the seller, LN Hospitality Denver LLC (“LN Denver”).

The unaudited pro forma combined consolidated balance sheet as of December 31, 2020, gives effect to the acquisition of the Aurora Property by the Company as if the transactions had occurred on December 31, 2020.

The unaudited pro forma combined consolidated statement of operations for the year ended December 31, 2020, gives effect to the acquisition of the Aurora Property by the Company, as if the transaction had occurred on January 1, 2020.

The unaudited pro forma combined consolidated financial statements contained herein are based upon the respective historical financial statements of the Company, and LN Denver and should be read in conjunction with the accompanying notes to the unaudited pro forma combined consolidated financial statements included in this filing.

Lodging Fund REIT III, Inc. & Subsidiaries

Unaudited Pro Forma Combined Consolidated Balance Sheet

As of December 31, 2020

	Lodging Fund
	REIT III, Inc. &	LN Hospitality
	Subsidiaries	Denver LLC	Pro Forma
	Historical	Historical	Adjustments		Pro Forma
	Note 1	Note 2	Note 7		Combined
Assets

Investment in hotel properties, net of accumulated depreciation	$100,744,186	$23,610,000	$419,086	3(a)	$124,773,272
Cash and cash equivalents	7,960,159	—	304,685	3(b)	8,264,844
Restricted cash	4,568,908	—	890,312	3(c)	5,459,220
Accounts receivable, net	114,282	—	—		114,282
Franchise fees, net	955,238	—	—		955,238
Prepaid expenses and other assets	2,071,708	34,261	(15,992)	3(d)	2,089,977
Total Assets	$116,414,481	$23,644,261	$1,598,091		$141,656,833

Liabilities and Equity
Debt, net	$64,687,819	$20,498,180	$(5,498,180)	3(e)	$79,687,819
Accounts payable	670,548	74,733	(74,733)	3(f)	670,548
Accrued expenses	2,888,843	1,273,037	(1,211,348)	3(g)	2,950,532
Due to related parties	1,904,051	—	356,088	3(h)	2,260,139
Other liabilities	653,292	—	—		653,292
Total Liabilities	70,804,553	21,845,950	(6,428,173)		86,222,330

Commitments and contingencies

Equity
Preferred stock, $0.01 par value	—	—	—		—
Common stock, $0.01 par value	76,116	—	—		76,116
T Units	—	—	6,747,577	3(i)	6,747,577
Additional paid-in capital	74,610,627	—	3,076,998	3(j)	77,687,625
Accumulated deficit	(31,855,995)	(9,588,627)	9,588,627	3(k)	(31,855,995)
Members' equity (deficit)	—	11,386,938	(11,386,938)	3(k)	—
Total stockholders' equity	42,830,748	1,798,311	8,026,264		52,655,323
Non-controlling interest	2,779,180	—	—		2,779,180
Total equity	45,609,928	1,798,311	8,026,264		55,434,503
Total Liabilities and Equity	$116,414,481	$23,644,261	$1,598,091		$141,656,833

Lodging Fund REIT III, Inc. & Subsidiaries

Unaudited Pro Forma Combined Consolidated Statement of Operations

For the Year Ended December 31, 2020

	Lodging Fund
	REIT III, Inc. &	LN Hospitality
	Subsidiaries	Denver LLC	Pro Forma
	Historical	Historical	Adjustments		Pro Forma
	Note 1	Note 2	Note 8		Combined
Revenue
Room revenue	$14,333,261	$ −	$ −		$14,333,261
Other revenue	218,145	−	−		218,145]
Total Revenues	14,551,406	−	−		14,551,406

Expenses
General and administrative	4,725,777	12,404	−		4,738,181
Sales and marketing	1,140,689	−	−		1,140,689
Property operations	5,745,009	893,233	−		6,638,242
Franchise fees	1,165,165	−	−		1,165,165
Property management fees	1,707,943	−	187,032	3(l)	1,894,975
Acquisition expense	387,769	−	−		387,769
Depreciation	3,461,309	−	−		3,461,309
Total Expenses	18,333,661	905,637	187,032		19,426,330

Other Income (Expense)
Other income (expense), net	(314,976)	−	−		(314,976)
Interest expense	(3,194,317)	(1,654,091)	586,591	3(m)	(4,261,817)
Loss on asset impairment	−	(6,307,779)	6,307,779	3(n)	(-)
Total Other Income (Expense)	(3,509,293)	(7,961,870)	6,894,370		(4,576,793)

Net Income (Loss) Before Income Taxes	(7,291,548)	(8,867,507)	6,707,337		(9,451,718)

Income tax benefit	1,236,185	−	−		1,236,185

Net Income (Loss)	(6,055,363)	(8,867,507)	6,707,337		(8,215,533)

Net income (loss) attributable to non-controlling interest	(467,260)	−	(583,834)	3(o)	(1,051,094)

Net Income (Loss) Attributable to Common Shareholders	$(5,588,103)	$(8,867,507)	$7,291,171		$(7,164,439)

Basic and diluted net income (loss) per share of common stock	$(0.78)		$(1.43)	3(p)	$(0.87)
Weighted-average shares outstanding - basic and diluted	7,153,035		1,103,758	3(q)	8,256,793

Lodging Fund REIT III, Inc. and Subsidiaries

Notes to Unaudited Pro Forma Combined Consolidated Financial Statements

1.    Basis of presentation

The unaudited pro forma combined consolidated financial statements of the Company were prepared in accordance with Article 11 of SEC Regulation S-X. The historical consolidated financial statements have been adjusted in the pro forma combined consolidated financial statements to give effect to pro forma events that are (1) directly attributable to the acquisitions, (2) factually supportable and (3) with respect to the pro forma combined consolidated statements of operations, expected to have a continuing impact on the combined consolidated results following the acquisitions described herein.

The Aurora Property acquisition was accounted for as asset acquisitions in accordance with ASC Topic 805, Business Combinations. As the acquirer for accounting purposes, the Company has estimated the fair value of the assets acquired and liabilities assumed in connection with the acquisitions of the Aurora Property and conformed the accounting policies of the Aurora Property to its own accounting policies.

The unaudited pro forma combined consolidated balance sheet as of December 31, 2020 gives effect to the Aurora Property acquisition as if the transaction was consummated on December 31, 2020.

The unaudited pro forma combined consolidated statement of operations for the year ended December 31, 2020, gives effect to the Aurora Property acquisitions as if the transactions took place on January 1, 2020, and combine the historical financial information of the Company and the pre-acquisition financial information from the seller of the property, specifically:

●	Pre-acquisition financial information of LN Denver (for the Aurora Property) for the period from January 1, 2020 to December 31, 2020.

The pro forma combined consolidated financial statements do not necessarily reflect what the Company’s combined consolidated results of operations would have been had the acquisitions occurred on the date indicated. They also may not be useful in predicting the future financial condition and results of operations of the Company. The actual financial results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

The pro forma combined consolidated financial information does not reflect the realization of any expected cost savings or other synergies from the acquisition of the Aurora Property as a result of restructuring activities and other planned cost savings initiatives following the completion of the acquisitions.

2.    Description of the Transactions

Aurora Acquisition

On February 4, 2021, the Company acquired a Courtyard by Marriott hotel in Aurora, Colorado (the “Aurora Property”) for the contractual consideration of $27.9 million, exclusive of closing costs and typical hotel closing date adjustments. The Aurora Property is comprised of 4-story structure built in 2019 and has 141 guest rooms. The acquisition was funded with a combination of (1) proceeds from a first mortgage loan in the principal amount of $15 million; and (2) cash on hand as of February 4, 2021 from proceeds from the sale of shares of common stock of the Company in the Company’s private offering, and (3) the issuance of approximately $11.0 million in Series T LP Units of the Operating Partnership.

A portion of the $27.9 million consideration consisted of 1,103,758 Series T LP Units of a wholly-owned subsidiary of LF REIT III (the “Operating Partnership”) (the “Series T Units”) initially valued at approximately $11.0 million.  The Series T Units will convert into Common Limited Units of the Operating Partnership beginning 36 months, or at the option of the Company, up to 48 months, after February 4, 2021, at which point the value will be calculated pursuant to the terms of a Contribution Agreement, dated as of September 1, 2020 (as amended, the “Contribution Agreement”).  The number of Common Limited Units to be issued to the Company based on such conversion may be higher or lower than the initial valuation of the Series T Units.  Based on a recent appraisal performed by a third-party valuation specialist, the initial valuation of the hotel property was determined to be $23.6 million.

3. Pro forma adjustments

The unaudited pro forma combined consolidated balance sheet includes pro forma adjustments to give effect to the transaction as if the acquisition of the Southaven Property by the Company had occurred on December 31, 2020, and the unaudited pro forma combined consolidated statement of operations includes pro forma adjustments to give effect to the transaction as if the acquisition of the Southaven Property by the Company had occurred on January 1, 2020.

(a)	Represents $419,086 of acquisition costs net of closing adjustments to the acquired property and equipment.
(b)	To reflect cash adjustments at close as follows:

Cash paid at close	(1,862,423)
Earnest money deposit released	250,000
Holdback for interest escrow	(764,583)
Holdback for property tax escrow	(125,729)
Other liabilities assumed	61,689
Cash credit from seller at close	2,764,000
Other assets assumed	(18,269)
Pro forma adjustment to cash and cash equivalents	$304,685

(c)	Represents the transfer of funds held for the interest escrow of $764,583 and property tax escrow of $125,729 to restricted cash.
(d)	Reflects the elimination of LN Denver’s prepaid expenses and other assets, which were not acquired, and the addition of prepaid items credited at closing of $18,269.
(e)	Reflects the debt issued of $15,000,000 and the elimination of the LN Denver’s historical debt balance.
(f)	Represents elimination of LN Denver’s historical accounts payable not assumed.
(g)	Represents elimination of LN Denver’s other liabilities not assumed in the acquisition and the assumption of advance deposits of $61,689.
(h)	Represents adjustments in due to related parties for nonrecurring acquisition fees and financing fees associated with the acquisition.
(i)	Represents that adjustment to record Series T LP units issued.
(j)	Reflects cash adjustments at closing, including cash credit from seller at close, release of escrow deposit, and credits for advanced deposits.
(k)	Represents the adjustment to eliminate LH Denver’s historical members’ equity.
(l)	Represents adjustments for asset management fees which would have been charged under the Company’s Advisory Agreement with Legendary Capital REIT III, LLC (the “Advisor”) of 0.75% per annum of gross assets.

(m)	Represents adjustments to reflect interest expense based on the terms of the loan entered into by the Company, as compared to the previous owner’s loan terms, as well as interest on the line of credit borrowing.
(n)	Reflects the elimination of LN Denver’s asset impairment loss.
(o)	Represents adjustments for the allocation of results between the controlling interest and the noncontrolling interests based on the noncontrolling interest ownership of 5% for the year ended December 31, 2020.
(p)	Represents adjustments of earnings per share based on the cumulative effect of all other adjustments.
(q)	Represents adjustments of weighted-average shares outstanding for the capital raised and shares issued to complete the acquisition, as if the transaction had occurred on January 1, 2020.